Filed Pursuant to Rule 433

Registration No. 333-202524

January 9, 2017

FREE WRITING PROSPECTUS

(To Prospectus dated March 5, 2015,

Prospectus Supplement dated March 5, 2015 and

ETF Underlying Supplement dated March 5, 2015)

HSBC USA Inc.

Market Linked Securities—

Leveraged Upside Participation to a Cap and

Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the iShares® MSCI Emerging Markets ETF (the “Reference Asset”)

►	150% (1.5x) exposure to any positive return of the Reference Asset, subject to a Maximum Cap of [47%-52%] (to be determined on the Pricing Date)

►	Repayment of principal if the Reference Return is less than or equal to zero but greater than or equal to the Buffer Value of -15%

►	1:1 loss of principal for any decrease in the Reference Asset by more than 15%; you may lose up to 85% of the Principal Amount

►	4 years maturity

►	All payments on the securities are subject to the credit risk of HSBC USA Inc.

The Principal at Risk Securities Linked to the iShares® MSCI Emerging Markets ETF (each a “security” and collectively the “securities") offered hereunder will not be listed on any U.S. securities exchange or automated quotation system. The securities will not bear interest.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or ETF Underlying Supplement. Any representation to the contrary is a criminal offense. We have appointed HSBC Securities (USA) Inc., an affiliate of ours, and Wells Fargo Securities, LLC (“Wells Fargo Securities”) as the agents for the sale of the securities. The agents will purchase the securities from us for distribution to other registered broker-dealers, including Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), or will offer the securities directly to investors. In addition, HSBC Securities (USA) Inc. or another of our affiliates may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any securities after their initial sale. If you are buying securities from HSBC Securities (USA) Inc. or another of our affiliates, unless you are informed otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-16 of this free writing prospectus.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. You should refer to “Risk Factors” beginning on page FWP-8 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying ETF Underlying Supplement.

The Estimated Initial Value of the securities on the Pricing Date is expected to be between $920 and $960 per security, which will be less than the price to public. The market value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-3 and “Risk Factors” beginning on page FWP-8 of this document for additional information.

	Price to Public(1)	Underwriting Discount(2)	Proceeds to Issuer
Per security	$1,000
Total

(1) Certain agents and dealers who purchase the securities for sale to certain fee-based advisory accounts may forego some or all of their selling concessions, fees or commissions. The price for investors purchasing the securities in these accounts may be as low as $960.00 (96.00%) per $1,000 Principal Amount of the securities.

(2) The agents may receive a commission of up to $40.00 (4.00%) per $1,000 Principal Amount of the securities and may use a portion of that commission to allow selling concessions to other dealers in connection with the distribution of the securities, or will offer the securities directly to investors. The agents may resell the securities to other securities dealers at the Principal Amount less a concession not in excess of $22.50 (2.25%) per security. Such securities dealers may include WFA, an affiliate of Wells Fargo Securities. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. In addition to the selling concession allowed to WFA, Wells Fargo Securities will pay $0.75 (0.075%) per security of the underwriting discount to WFA as a distribution expense fee for each security sold by WFA. HSBC will reimburse HSBC Securities (USA) Inc. for certain expenses in connection with its role in the offer and sale of the securities, and HSBC will pay HSBC Securities (USA) Inc. a fee in connection with its role in the offer and sale of the securities. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-16 of this free writing prospectus.

The Securities:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

HSBC USA Inc.

Market Linked Securities—Leveraged Upside Participation to a Cap

and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the iShares® MSCI Emerging Markets ETF

This free writing prospectus relates to a single offering of the Principal at Risk Securities Linked to the iShares® MSCI Emerging Markets ETF. The securities will have the terms described in this free writing prospectus and the accompanying prospectus, prospectus supplement and ETF Underlying Supplement. If the terms of the securities offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement or ETF Underlying Supplement, the terms described in this free writing prospectus shall control. Certain terms used but not defined in this free writing prospectus have the meanings provided in the accompanying prospectus, prospectus supplement or ETF Underlying Supplement; provided that references therein to “notes” shall be deemed to refer to “securities” as used in this free writing prospectus. You should be willing to forgo interest and dividend payments during the term of the securities and, if the Reference Return is less than the Buffer Value, lose up to 85% of your principal.

This free writing prospectus relates to an offering of securities linked to the performance of the iShares® MSCI Emerging Markets ETF (the “Reference Asset”). The purchaser of a security will acquire a senior unsecured debt security of HSBC linked to the Reference Asset as described below. The following key terms relate to the offering of securities:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per security
Price to Public:	100% of the Principal Amount
Reference Asset:	iShares® MSCI Emerging Markets ETF (Ticker: “EEM”) (the “EEM”). The Reference Asset seeks investment results that generally correspond (before fees and expenses) to the price and yield of the MSCI Emerging Markets Index (the “Underlying Index”).
Trade Date:	January 31, 2017*
Pricing Date:	January 31, 2017*
Original Issue Date:	February 3, 2017*
Final Valuation Date:	January 27, 2021.* The Final Valuation Date is subject to postponement as described under “Additional Terms of the Securities — Postponement of the Final Valuation Date and the Maturity Date” below.
Maturity Date:	5 business days after the Final Valuation Date, which is expected to be February 3, 2021.* The Maturity Date is subject to postponement as described under “Additional Terms of the Securities — Postponement of the Final Valuation Date and the Maturity Date” below.
Upside Participation Rate:	150% (1.50x)
Maximum Cap:	[47%-52%] (to be determined on the Pricing Date)
Buffer Value:	-15%
Payment at Maturity:

On the Maturity Date, for each security, we will pay you the Payment at Maturity, calculated as follows:

If the Reference Return is greater than zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, equal to the lesser of:

(a) $1,000 + ($1,000 × Reference Return × Upside Participation Rate); and

(b) $1,000 + ($1,000 × Maximum Cap).

If the Reference Return is less than or equal to zero but greater than or equal to the Buffer Value, you will receive $1,000 per $1,000 Principal Amount (zero return).

If the Reference Return is less than the Buffer Value, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + [$1,000 × (Reference Return + 15%)]

Under these circumstances, you will lose 1% of the Principal Amount for each percentage point that the Reference Return is below the Buffer Value. For example, if the Reference Return is -30%, you will suffer a 15% loss and receive 85% of the Principal Amount, subject to the credit risk of HSBC. If the Reference Return is less than the Buffer Value, you will

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lose some or a significant portion (up to 85%) of the Principal Amount.
Reference Return:	The quotient, expressed as a percentage, calculated as follows:
Final Price – Initial Price Initial Price
Initial Price:	The Official Closing Price of the Reference Asset on the Pricing Date.
Final Price:	The Official Closing Price of the Reference Asset on the Final Valuation Date.
Official Closing Price:	The Official Closing Price of the Reference Asset on any Scheduled Trading Day means the price, at the scheduled weekday closing time, without regard to after hours or any other trading outside the regular trading session hours, of a share of the Reference Asset on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which the share is listed or admitted to trading, as displayed on the Bloomberg Professional® service page “EEM <EQUITY>”, or on any successor page on the Bloomberg Professional® service or any successor service, as applicable, adjusted by the calculation agent as described under “Additional Terms of the Notes — Antidilution and Reorganization Adjustments” in the accompanying ETF Underlying Supplement.
Form of Securities:	Book-Entry
Listing:	The securities will not be listed on any U.S. securities exchange or quotation system.
Estimated Initial Value:	The Estimated Initial Value of the securities will be less than the price you pay to purchase the securities. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates or any agent would be willing to purchase your securities in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Pricing Date. See “Risk Factors — The Estimated Initial Value of the securities, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the securities in the secondary market, if any.”
CUSIP/ISIN:	40433UK70 / US40433UK705
Trustee:	The trustee is Wells Fargo Bank, N.A. Wells Fargo Securities, one of the agents, is an affiliate of the trustee. See “Additional Terms of the Securities — Trustee Conflict of Interest.”
Agents:	HSBC Securities (USA) Inc. and Wells Fargo Securities. The agents may resell the securities to other securities dealers, including securities dealers acting as custodians, at the Principal Amount less a concession of not in excess of $22.50 (2.25%) per security. Such securities dealers may include WFA, an affiliate of Wells Fargo Securities. In addition to the concession allowed to WFA, Wells Fargo Securities will pay $0.75 (0.075%) per security of the underwriting discount to WFA as a distribution expense fee for each security sold by WFA.

* The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the securities.

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GENERAL

This free writing prospectus relates to an offering of securities linked to the Reference Asset. The purchaser of a security will acquire a senior unsecured debt security of HSBC. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of securities relates to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any component security held by the Reference Asset or as to the suitability of an investment in the securities.

You should read this document together with the prospectus dated March 5, 2015, the prospectus supplement dated March 5, 2015 and the ETF Underlying Supplement dated March 5, 2015. If the terms of the securities offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement or ETF Underlying Supplement, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-8 of this free writing prospectus, page S-1 of the prospectus supplement and page S-1 of the ETF Underlying Supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and ETF Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and ETF Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and ETF Underlying Supplement if you request them by calling toll-free 1-866-811-8049 or 1-866-346-7732.

You may also obtain:

▶	The ETF Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014329/v403640_424b2.htm

▶	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

▶	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

We are using this free writing prospectus to solicit from you an offer to purchase the securities. You may revoke your offer to purchase the securities at any time prior to the time at which we accept your offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any material changes to the terms of the securities, we will notify you.

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ADDITIONAL TERMS OF THE SECURITIES

Payment at Maturity

On the Maturity Date, for each security you hold, we will pay you the Payment at Maturity, which is an amount in cash, as described below:

If the Reference Return is greater than zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, equal to the lesser of:

(a)	$1,000 + ($1,000 × Reference Return × Upside Participation Rate); and

(b)	$1,000 + ($1,000 × Maximum Cap)

If the Reference Return is less than or equal to zero but greater than or equal to the Buffer Value, you will receive $1,000 per $1,000 Principal Amount (zero return).

If the Reference Return is less than the Buffer Value, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + [$1,000 × (Reference Return + 15%)]

Under these circumstances, you will lose 1% of the Principal Amount for each percentage point that the Reference Return is below the Buffer Value. For example, if the Reference Return is -30%, you will suffer a 15% loss and receive 85% of the Principal Amount, subject to the credit risk of HSBC. If the Reference Return is less than the Buffer Value, you will lose some or a significant portion (up to 85%) of the Principal Amount.

Interest

The securities will not pay interest.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the securities.

Reference Sponsor

BlackRock Fund Advisors is the Reference Sponsor.

Market Disruption Event

The provisions of this section supersede and replace the definition of “Market Disruption Event” set forth on page S-45 of the accompanying ETF Underlying Supplement.

A “Market Disruption Event” means, with respect to the Reference Asset, any of the following events as determined by the calculation agent in its sole discretion:

(A)	The occurrence or existence of a material suspension of or limitation imposed on trading by the relevant stock exchange or otherwise relating to the shares (or other applicable securities) of the Reference Asset or any Successor Index Fund (as defined in the accompanying ETF Underlying Supplement) on the relevant stock exchange at any time during the one-hour period that ends at the close of trading on such day, whether by reason of movements in price exceeding limits permitted by such relevant stock exchange or otherwise.

(B)	The occurrence or existence of a material suspension of or limitation imposed on trading by any related futures or options exchange or otherwise in futures or options contracts relating to the shares (or other applicable securities) of the Reference Asset or any Successor Index Fund on any related futures or options exchange at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by the related futures or options exchange or otherwise.

(C)	The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, shares (or other applicable securities) of the Reference Asset or any Successor Index Fund on the relevant stock exchange at any time during the one-hour period that ends at the close of trading on that day.

(D)	The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to shares (or other applicable securities) of the Reference Asset or any Successor Index Fund on any related futures or options exchange at any time during the one-hour period that ends at the close of trading on that day.

(E)	The closure of the relevant stock exchange or any related futures or options exchange with respect to the Reference Asset or any Successor Index Fund prior to its scheduled closing time unless the earlier closing time is announced by the relevant stock exchange or related futures or options exchange, as applicable, at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such relevant stock exchange or related futures or options exchange, as applicable, and (2) the submission deadline for orders to be entered into the relevant stock exchange or related futures or options exchange, as applicable, system for execution at the close of trading on that day.

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(F)	The relevant stock exchange or any related futures or options exchange with respect to the Reference Asset or any Successor Index Fund fails to open for trading during its regular trading session.

For purposes of determining whether a Market Disruption Event has occurred:

(1)	the “close of trading” means the scheduled closing time of the relevant stock exchange with respect to the Reference Asset or any Successor Index Fund;

(2)	the “relevant stock exchange” for the Reference Asset means the primary exchange or quotation system on which shares (or other applicable securities) of the Reference Asset are traded, as determined by the calculation agent;

(3)	the “related futures or options exchange” for the Reference Asset means each exchange or quotation system where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to the Reference Asset; and

(4)	the “scheduled closing time” of the relevant stock exchange or any related futures or options exchange on any Scheduled Trading Day for the Reference Asset or any Successor Index Fund means the scheduled weekday closing time of such relevant stock exchange or related futures or options exchange on such Scheduled Trading Day, without regard to after hours or any other trading outside the regular trading session hours.

Postponement of the Final Valuation Date and the Maturity Date

The provisions of this section supersede and replace the section entitled “Additional Terms of the Notes—Valuation Dates” beginning on page S-46 of the accompanying ETF Underlying Supplement.

If the scheduled Final Valuation Date is not a Scheduled Trading Day or a Market Disruption Event occurs or is continuing with respect to the Reference Asset on that day, then the Final Valuation Date will be postponed to the first succeeding Scheduled Trading Day on which a Market Disruption Event has not occurred and is not continuing; however, if such first succeeding Scheduled Trading Day has not occurred as of the eighth Scheduled Trading Day after the originally scheduled Final Valuation Date, that eighth Scheduled Trading Day shall be deemed to be the Final Valuation Date, and the calculation agent will determine the Official Closing Price of the Reference Asset on such eighth Scheduled Trading Day based on its good faith estimate of the price of the shares of the Reference Asset as of the close of trading on such eighth Scheduled Trading Day. If the Final Valuation Date is postponed, then the maturity date will also be postponed by the same number of business days and no interest will be paid in respect of such postponement.

A “Scheduled Trading Day” with respect to the Reference Asset means a day, as determined by the calculation agent, on which the relevant stock exchange and each related futures or options exchange with respect to the Reference Asset, or any successor thereto, if applicable, are scheduled to be open for trading for their respective regular trading sessions.

Index Fund Alteration Event

The provisions of this section supersede and replace the section entitled “Additional Terms of the Notes—Index Fund Alteration Event” beginning on page S-48 of the accompanying ETF Underlying Supplement.

If at any time, the method of calculating the Reference Asset, any Successor Index Fund, or the related Underlying Index is changed in a material respect, or if the Reference Asset or any Successor Index Fund is in any other way modified so that the price of such fund does not, in the opinion of the calculation agent, fairly represent the price of such fund had such changes or modifications not been made, then the calculation agent may, at the close of business in New York City on the date that the Official Closing Price of the Reference Asset is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a closing price of the Reference Asset or such Successor Index Fund, as the case may be, as if such changes or modifications had not been made, and calculate the Final Price of the Reference Asset and the Payment at Maturity with reference to such adjusted closing price of the Reference Asset or such Successor Index Fund, as applicable.

Notwithstanding these adjustments, such event may affect the Reference Asset in a manner that adversely affects the value of the securities.

Trustee Conflict of Interest

Wells Fargo Securities, one of the agents, is an affiliate of the trustee under the Senior Indenture and is acting as an underwriter for this offering. Therefore, if a default occurs with respect to the securities within one year after this offering (or any other offering of our securities in which an affiliate of the trustee participates as an underwriter), the trustee would likely be considered to have a conflicting interest for purposes of the Trust Indenture Act of 1939. In that event, except in very limited circumstances, the trustee would be required to resign as trustee under the Senior Indenture and we would be required to appoint a successor trustee, unless the default is cured or waived within 90 days. If the trustee resigns following a default or for any other reason, it may be difficult to identify and appoint a qualified successor trustee. The trustee will remain the trustee under the Senior Indenture until a successor is appointed. During the period of time until a successor is appointed, the trustee will have both (a) duties to noteholders under the Senior Indenture and (b) a conflicting interest under the Senior Indenture for purposes of the Trust Indenture Act.

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INVESTOR SUITABILITY

The securities may be suitable for you if:

▶	You seek an investment with an enhanced return linked to the potential positive performance of the Reference Asset and you believe that the price of the Reference Asset will increase moderately over the term of the securities.

▶	You are willing to invest in the securities based on the Maximum Cap range indicated herein, which may limit your return at maturity. The actual Maximum Cap will be determined on the Pricing Date.

▶	You are willing to make an investment that is exposed to any negative Reference Return on a 1-to-1 basis for each percentage point that the Reference Return is less than the Buffer Value.

▶	You are willing to forgo dividends or other distributions paid to holders of shares of the Reference Asset and/or the securities held by the Reference Asset.

▶	You understand and accept the risks associated with the Reference Asset.

▶	You are willing to accept the risk and return profile of the securities versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▶	You do not seek current income from your investment.

▶	You do not seek an investment for which there is an active secondary market.

▶	You are willing to hold the securities to maturity.

▶	You are comfortable with the creditworthiness of HSBC, as issuer of the securities.

The securities may not be suitable for you if:

▶	You believe that the Reference Return will be negative or that the Reference Return will not be sufficiently positive to provide you with your desired return.

▶	You are unwilling to invest in the securities based on the Maximum Cap range indicated herein, which may limit your return at maturity. The actual Maximum Cap will be determined on the Pricing Date.

▶	You are unwilling to make an investment that is exposed to any negative Reference Return on a 1-to-1 basis for each percentage point that the Reference Return is less than the Buffer Value.

▶	You seek an investment that provides full return of principal.

▶	You do not understand or accept the risks associated with the Reference Asset.

▶	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▶	You prefer to receive dividends or other distributions paid to holders of shares of the Reference Asset and/or the securities held by the Reference Asset.

▶	You seek current income from your investment.

▶	You seek an investment for which there will be an active secondary market.

▶	You are unable or unwilling to hold the securities to maturity.

▶	You are not willing or are unable to assume the credit risk associated with HSBC, as issuer of the securities.

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RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 in the accompanying prospectus supplement and on page S-1 of the accompanying ETF Underlying Supplement. Investing in the securities is not equivalent to investing directly in the Reference Asset or any of the stocks comprising the Underlying Index. You should understand the risks of investing in the securities and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the securities in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying prospectus, prospectus supplement and ETF Underlying Supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and ETF Underlying Supplement including the explanation of risks relating to the securities described in the following sections:

▶	“— Risks Relating to All Note Issuances” in the prospectus supplement; and

▶	“— General risks related to the Index Funds” in the ETF Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Your investment in the securities may result in a loss.

You will be exposed to any decrease in the price of the Reference Asset by more than 15% on a 1:1 basis. Accordingly, if the Reference Return is less than the Buffer Value, your Payment at Maturity will be less than the Principal Amount by an amount proportionate to any decrease in the price of the Reference Asset by more than 15%. You may lose up to 85% of the Principal Amount at maturity.

The return on the securities will be limited by the Maximum Cap and may be lower than the return on conventional debt securities or a direct investment in the Reference Asset.

Even if the Final Price is greater than the Initial Price, the amount you receive at maturity may only be slightly greater than the Principal Amount, and your return on the securities may be less than the return you would earn if you bought a conventional fixed-rate or floating-rate debt security of HSBC or another issuer with a similar credit rating with the same maturity date.

In addition, the opportunity to participate in the possible increases in the price of the Reference Asset through an investment in the securities will be limited, because the return on the securities will not exceed the Maximum Cap. Furthermore, the Upside Participation Rate will have no additional positive impact on your return for any Final Price exceeding the Final Price at which the Maximum Cap is reached. Therefore, the return on the securities may be lower than the return on a direct investment in the Reference Asset.

The Reference Return on the securities is not linked to the price of the Reference Asset at any time other than on the Final Valuation Date.

The Final Price will be based on the Official Closing Price of the Reference Asset on the Final Valuation Date, subject to postponement for non-trading days and certain market disruption events. Even if the price of the Reference Asset appreciates during the term of the securities other than on the Final Valuation Date but then decreases on the Final Valuation Date to a price that is less than the Initial Price, the Payment at Maturity may be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the price of the Reference Asset prior to such decrease. Although the actual price of the Reference Asset on the Maturity Date or at other times during the term of the securities may be higher than the Final Price, the Reference Return will be based solely on the Official Closing Price of the Reference Asset on the Final Valuation Date.

Credit risk of HSBC USA Inc.

The securities are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. You will have no ability to pursue shares of the Reference Asset or any securities held by the Reference Asset for payment. As further described in the accompanying prospectus supplement and prospectus, the securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the securities, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the securities and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the securities, and you could lose some or all of your investment.

The securities will not bear interest.

As a holder of the securities, you will not receive interest payments.

Owning the securities is not the same as owning the Reference Asset or the securities held by the Reference Asset.

The return on your securities may not reflect the return you would realize if you actually owned shares of the Reference Asset or the securities held by the Reference Asset. As a holder of the securities prior to maturity, you will not have voting rights or rights to receive

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dividends or other distributions or other rights as would holders of shares of the Reference Asset or the securities held by the Reference Asset. In addition, the return on the securities will be limited the by Maximum Cap.

The performance and market value of the Reference Asset during periods of market volatility may not correlate with the performance of the Underlying Index as well as the net asset value per share of the Reference Asset.

During periods of market volatility, securities underlying the Reference Asset may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Reference Asset and the liquidity of the Reference Asset may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Reference Asset. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Reference Asset. As a result, under these circumstances, the market value of shares of the Reference Asset may vary substantially from the net asset value per share of the Reference Asset. For all of the foregoing reasons, the performance of the Reference Asset may not correlate with the performance of the Underlying Index as well as the net asset value per share of the Reference Asset, which could materially and adversely affect the value of the securities in the secondary market and/or reduce your payment at maturity.

Changes that affect the Reference Asset or the Underlying Index may affect the price of the Reference Asset and the market value of the securities and the amount you will receive at maturity.

The policies of the Reference Sponsor or MSCI Inc. (the “Index Sponsor”), the index sponsor of the Underlying Index, concerning additions, deletions and substitutions of the constituents comprising the Reference Asset or the Underlying Index, as applicable, and the manner in which the Reference Sponsor or the Index Sponsor takes account of certain changes affecting those constituents included in the Reference Asset or the Underlying Index may affect the price of the Reference Asset. The policies of the Reference Sponsor or the Index Sponsor with respect to the calculation of the Reference Asset or the Underlying Index, as applicable, could also affect the price of the Reference Asset. The Reference Sponsor or the Index Sponsor may discontinue or suspend calculation or dissemination of the Reference Asset or the Underlying Index, as applicable. Any such actions could affect the price of the Reference Asset and the value of the securities.

The securities are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the securities.

The Estimated Initial Value of the securities, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the securities in the secondary market, if any.

The Estimated Initial Value of the securities will be calculated by us on the Pricing Date and will be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the securities. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the securities may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the securities to be more favorable to you. We will determine the value of the embedded derivatives in the securities by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the securities that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market (if any exists) at any time.

The price of your securities in the secondary market, if any, immediately after the Pricing Date may be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the securities and the costs associated with structuring and hedging our obligations under the securities. If you were to sell your securities in the secondary market, if any, the price you would receive for your securities may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your securities in the secondary market, if any, at any time after issuance will vary based on many factors, including the price of the Reference Asset and changes in market conditions, and cannot be predicted with accuracy. The securities are not designed to be short-term trading instruments, and you

FWP-9

should, therefore, be able and willing to hold the securities to maturity. Any sale of the securities prior to maturity could result in a loss to you.

If an agent were to repurchase your securities immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the securities.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which an agent may initially buy or sell the securities in the secondary market, if any, and the value used for customer account statements, if any, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately 6 months after the Original Issue Date. This temporary price difference may exist because, in its discretion, an agent may elect to effectively reimburse to investors a portion of the estimated hedging cost and other costs in connection with the securities that will no longer be incurred over the term of the securities. This discretionary election will be made, and the temporary reimbursement period will be determined, on the basis of a number of factors, including the tenor of the securities and any agreement we may have with the distributors of the securities. The amount of the estimated costs which may be effectively reimbursed to investors in this way may not be allocated ratably throughout the reimbursement period, and such reimbursement may be discontinued at any time, or the duration of the reimbursement period may be shortened after the Original Issue Date of the securities based on changes in market conditions and other factors that cannot be predicted.

The securities lack liquidity.

The securities will not be listed on any securities exchange. The agents are not required to offer to purchase the securities in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which the agents are willing to buy the securities.

Potential conflicts of interest may exist.

HSBC and its affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent, determining the Estimated Initial Value and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. We will not have any obligation to consider your interests as a holder of the securities in taking any action that might affect the value of your securities. See “—The Estimated Initial Value of the securities, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the securities in the secondary market, if any” above, “Risk Factors—General risks related to the Index Funds—Our or our affiliates business activities relating to the stocks or securities tracked by an equity index may create conflicts of interest with you” in the ETF Underlying Supplement and “Risk Factors—Risks Relating to all Note Issuances— Trading and other transactions by us or our affiliates could affect the trading level or price and/or level of the Reference Asset, the trading value of the notes or the amount you may receive at maturity” and “—Research reports and other transactions may create conflicts of interest between you and us” and “—Our trading, hedging and other business activities, and those of the agents, may create conflicts of interest with you” in the prospectus supplement.

Historical prices of the Reference Asset should not be taken as an indication of its future performance during the term of the securities.

The trading price of the shares of the Reference Asset will determine the Payment at Maturity. It is impossible to predict whether the Final Price of the Reference Asset will fall or rise compared to the Initial Price. The trading price of the shares of the Reference Asset will be influenced by complex and interrelated political, economic, financial and other factors that can affect the markets in which the Reference Asset and the securities held by the Reference Asset are traded and the prices of the Reference Asset and such securities. Accordingly, any historical prices of the Reference Asset should not be taken as an indication of its future performance.

Risks associated with non-U.S. companies.

The price of the Reference Asset depends upon the stocks of non-U.S. companies, and thus involves risks associated with the home countries of those non-U.S. companies. The prices of these non-U.S. stocks may be affected by political, economic, financial and social factors in the home country of each applicable company, including changes in that country's government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the securities. These foreign securities may have less liquidity and could be more volatile than many of the securities traded in U.S. or other securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of the Reference Asset and, as a result, the value of the securities.

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The securities are subject to emerging markets risk.

An investment in the securities will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

The price of the Reference Asset is subject to currency exchange risk.

Because the price of the Reference Asset is related to the U.S. dollar value of stocks included in the Underlying Index, holders of the securities will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, those currencies, as well as relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region. An investor’s net exposure will depend on the extent to which the currencies of the component securities strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the Underlying Index, the price of the Reference Asset will be adversely affected and the payment at maturity on the securities may be reduced.

The amount you will receive on the securities will depend upon the performance of the Reference Asset. Therefore, the securities are subject to the following risks, as set forth in the accompanying prospectus supplement or the ETF Underlying Supplement:

•	You must rely on your own evaluation of the merits of an investment in the notes;

•	The price at which you will be able to sell your notes prior to maturity will depend on a number of factors, and may be substantially less than the amount you had originally invested;

•	The notes are not insured against loss by any third parties; you can depend only on our earnings and assets for payment and interest, if any, on the notes;

•	Trading and other transactions by us or our affiliates could affect the trading level or price and/or level of the Reference Asset, the trading value of the notes or the amount you may receive at maturity;

•	Research reports and other transactions may create conflicts of interest between you and us;

•	Our trading, hedging and other business activities, and those of the agents, may create conflicts of interest with you;

•	Equity market risks may affect the trading value of the Notes and the amount due on the Notes;

•	There is limited anti-dilution protection;

•	In some circumstances, the payment you receive on the notes may be based on the shares of another Index Fund or other property and not the original Index Fund or basket component;

•	We or our affiliates are not affiliated with any of the Reference Sponsors;

•	Our or our affiliates business activities relating to the stocks or securities tracked by an equity index may create conflicts of interest with you;

•	An Index Fund and its underlying index are different;

•	Index Funds are subject to management risk;

•	Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets; and

•	Time differences between the domestic and foreign markets and New York City may create discrepancies in the trading level or price of the Notes.

Uncertain tax treatment.

There is no direct legal authority as to the proper tax treatment of the securities, and therefore significant aspects of the tax treatment of the securities are uncertain as to both the timing and character of any inclusion of income in respect of the securities. For a discussion of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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Determining Payment at Maturity

On the maturity date, you will receive a cash payment (the Payment at Maturity) per security calculated as follows:

Hypothetical Payout Profile

The following profile is based on a hypothetical Maximum Cap of 49.50% (the midpoint of the Maximum Cap range of [47%-52%]), an Upside Participation Rate of 150% and a Buffer Value of -15%. This graph has been prepared for purposes of illustration only. Your actual return on the securities will depend on the actual Maximum Cap and the Final Price, and whether you hold your securities to maturity.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Reference Asset relative to its Initial Price. We cannot predict the Final Price. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and the hypothetical Initial Price used in the table and examples below is not expected to be the actual Initial Price. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Reference Asset or the return on your securities. The Payment at Maturity may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including such a security issued by HSBC. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table below illustrates the Payment at Maturity on a $1,000 investment in the securities for a hypothetical range of Reference Returns from -100% to +100%. The following results are based solely on the assumptions outlined below. The “Hypothetical Return on the Securities” as used below is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. The potential returns described here assume that your securities are held to maturity. You should consider carefully whether the securities are suitable to your investment goals. The following table and examples assume the following:

▶	Principal Amount and Price to Public:	$1,000
▶	Hypothetical Initial Price*:	$30.00
▶	Upside Participation Rate:	150%
▶	Hypothetical Maximum Cap*:	49.50% (the midpoint of the Maximum Cap range of [47%-52%])
▶	Buffer Value:	-15%

* The actual Initial Price and Maximum Cap will be determined on the Pricing Date.

Hypothetical Final Price	Hypothetical Reference Return	Hypothetical Payment at Maturity	Hypothetical Return on the Securities
$60.00	100.00%	$1,495.00	49.50%
$54.00	80.00%	$1,495.00	49.50%
$48.00	60.00%	$1,495.00	49.50%
$42.00	40.00%	$1,495.00	49.50%
$39.90	33.00%	$1,495.00	49.50%
$36.00	20.00%	$1,300.00	30.00%
$34.50	15.00%	$1,225.00	22.50%
$33.00	10.00%	$1,150.00	15.00%
$31.50	5.00%	$1,075.00	7.50%
$30.60	2.00%	$1,030.00	3.00%
$30.00	0.00%	$1,000.00	0.00%
$29.40	-2.00%	$1,000.00	0.00%
$28.50	-5.00%	$1,000.00	0.00%
$27.00	-10.00%	$1,000.00	0.00%
$25.50	-15.00%	$1,000.00	0.00%
$24.00	-20.00%	$950.00	-5.00%
$21.00	-30.00%	$850.00	-15.00%
$18.00	-40.00%	$750.00	-25.00%
$12.00	-60.00%	$550.00	-45.00%
$6.00	-80.00%	$350.00	-65.00%
$0.00	-100.00%	$150.00	-85.00%

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The following examples indicate how the Payment at Maturity would be calculated with respect to a hypothetical $1,000 investment in the securities.

Example 1: The price of the Reference Asset increases from the Initial Price of $30.00 to a Final Price of $48.00.

Reference Return:	60.00%
Payment at Maturity:	$1,495.00

Because the Reference Return is positive, and such Reference Return multiplied by the Upside Participation Rate is greater than the hypothetical Maximum Cap, the Payment at Maturity would be $1,495.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Maximum Cap)

= $1,000 + ($1,000 × 49.50%)

= $1,495.00

Example 1 shows that you will receive the Principal Amount plus a return equal to the Maximum Cap when the Reference Return is positive and such Reference Return multiplied by the Upside Participation Rate exceeds the Maximum Cap. In addition to limiting your return on the securities, the Maximum Cap limits the positive effect of the Upside Participation Rate. If the Final Price is greater than the Initial Price, you will participate in the performance of the Reference Asset at a rate of 150% up to the Maximum Cap. However, the Upside Participation Rate will have no additional positive impact on your return on the securities for any Final Price that is greater than 133.00% of the Initial Price (based on the hypothetical Maximum Cap of 49.50%), since your return on the securities for any Final Price greater than 133.00% of the Initial Price will be limited by the Maximum Cap.

Example 2: The price of the Reference Asset increases from the Initial Price of $30.00 to a Final Price of $30.60.

Reference Return:	2.00%
Payment at Maturity:	$1,030.00

Because the Reference Return is positive, and such Reference Return multiplied by the Upside Participation Rate is less than the hypothetical Maximum Cap, the Payment at Maturity would be $1,030.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return × Upside Participation Rate)

= $1,000 + ($1,000 × 2.00% × 150%)

= $1,030.00

Example 2 shows that you will receive the Principal Amount plus a return equal to the Reference Return multiplied by the Upside Participation Rate when such Reference Return is positive and, when multiplied by the Upside Participation Rate, equal to or less than the Maximum Cap.

Example 3: The price of the Reference Asset decreases from the Initial Price of $30.00 to a Final Price of $28.50.

Reference Return:	-5.00%
Payment at Maturity:	$1,000

Because the Reference Return is less than zero but greater than the Buffer Value of -15%, the Payment at Maturity would be $1,000 per $1,000 Principal Amount (a zero return).

Example 4: The price of the Reference Asset decreases from the Initial Price of $30.00 to a Final Price of $12.00

Reference Return:	-60.00%
Payment at Maturity:	$550.00

Because the Reference Return is less than the Buffer Value of -10%, the Payment at Maturity would be $550.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + [$1,000 × (Reference Return + 15%)]

= $1,000 + [$1,000 × (-60.00% + 15%)]

= $550.00

Example 4 shows that you are exposed on a 1-to-1 basis to any decrease in the price of the Reference Asset beyond the Buffer Value of -15%. In that scenario, you will lose some or a significant portion (up to 85%) of the Principal Amount.

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Description of the Reference Asset

iShares® MSCI Emerging Markets ETF

The EEM seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. The MSCI Emerging Markets Index is intended to measure the performance of equity markets in the global emerging markets. As of November 30, 2016, the MSCI Emerging Markets Index consisted of the following 23 component country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Peru, Philippines, Poland, Russia, Qatar, South Africa, Taiwan, Thailand, Turkey and United Arab Emirates. The returns of the iShares® MSCI Emerging Markets ETF may be affected by certain management fees and other expenses, which are detailed in its prospectus.

For more information about EEM, see “The iShares® MSCI Emerging Markets ETF” beginning on page S-23 of the accompanying ETF Underlying Supplement.

Historical Performance of the Reference Asset

The following graph and table set forth the historical performance of the Reference Asset based on the daily historical Official Closing Prices from January 1, 2008 through December 28, 2016. We obtained the Official Closing Prices below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	$50.37	$42.17	$44.79
4/1/2008	6/30/2008	$51.70	$44.43	$45.19
7/1/2008	9/30/2008	$44.43	$31.33	$34.53
10/1/2008	12/31/2008	$33.90	$18.22	$24.97
1/2/2009	3/31/2009	$27.09	$19.94	$24.81
4/1/2009	6/30/2009	$34.64	$25.65	$32.23
7/1/2009	9/30/2009	$39.29	$30.75	$38.91
10/1/2009	12/31/2009	$42.07	$37.56	$41.50
1/4/2010	3/31/2010	$43.22	$36.83	$42.12
4/1/2010	6/30/2010	$43.98	$36.16	$37.32
7/1/2010	9/30/2010	$44.77	$37.59	$44.77
10/1/2010	12/31/2010	$48.58	$44.77	$47.62
1/3/2011	3/31/2011	$48.69	$44.63	$48.69
4/1/2011	6/30/2011	$50.21	$45.50	$47.60
7/1/2011	9/30/2011	$48.46	$34.95	$35.07
10/3/2011	12/30/2011	$42.80	$34.36	$37.94
1/3/2012	3/30/2012	$44.76	$38.23	$42.94
4/2/2012	6/29/2012	$43.54	$36.68	$39.19
7/2/2012	9/28/2012	$42.37	$37.42	$41.32
10/1/2012	12/31/2012	$44.35	$40.14	$44.35
1/2/2013	3/29/2013	$45.20	$41.80	$42.78
4/1/2013	6/28/2013	$44.23	$36.63	$38.57
7/1/2013	9/30/2013	$43.29	$37.34	$40.77
10/1/2013	12/31/2013	$43.66	$40.44	$41.77
1/1/2014	3/31/2014	40.99	$37.09	$40.99
4/1/2014	6/30/2014	$43.95	$40.82	$43.23
7/1/2014	9/30/2014	$45.85	$41.56	$41.56
10/1/2014	12/31/2014	$42.44	$37.73	$39.29
1/1/2015	3/31/2015	$41.07	$37.92	$40.13
4/1/2015	6/30/2015	$44.09	$39.04	$39.62
7/1/2015	9/30/2015	$39.78	$31.32	$32.78
10/1/2015	12/31/2015	$36.29	$31.55	$32.19
1/1/2016	3/31/2016	$34.28	$28.25	$34.25
4/1/2016	6/30/2016	$35.26	$31.87	$34.36
7/1/2016	9/30/2016	$38.20	$33.77	$37.45
10/1/2016	12/28/2016	$38.10	$34.08	$34.69

** This pricing supplement includes, for the fourth calendar quarter of 2016, data for the period from October 1, 2016 through December 28, 2016. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2016.

The historical Official Closing Prices of the Reference Asset should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Price of the Reference Asset on the Final Valuation Date.

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EVENTS OF DEFAULT AND ACCELERATION

If the securities have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the securities, the calculation agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Payment at Maturity” in this free writing prospectus. In that case, the Scheduled Trading Day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Reference Return, and the accelerated maturity date will be the fifth business day after the accelerated Final Valuation Date. If a Market Disruption Event exists with respect to the Reference Asset on that Scheduled Trading Day, then the accelerated Final Valuation Date for the Reference Asset will be postponed for up to eight Scheduled Trading Days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated maturity date will also be postponed by an equal number of business days.

If the securities have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the securities. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, and Wells Fargo Securities as the agents for the sale of the securities. Pursuant to the terms of a distribution agreement, the agents will purchase the securities from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates, for distribution to other registered broker-dealers, including WFA, or will offer the securities directly to investors. The agents may resell the securities to other registered broker-dealers at the price to public less a concession not in excess of $22.50 (2.25%) per $1,000 Principal Amount of the securities. In addition to the concession allowed to WFA, Wells Fargo Securities will pay $0.75 (0.075%) per $1,000 Principal Amount of the securities of the agent’s discount to WFA as a distribution expense fee for each security sold by WFA. The agents or other registered broker-dealers propose to offer the securities at the price to public set forth on the cover page of this free writing prospectus. Certain dealers who purchase the securities for sale to certain fee-based advisory accounts may forego some or all of their selling concessions, fees or commissions. The price for investors purchasing the securities in these accounts may be as low as $960.00 (96.00%) per $1,000 Principal Amount of the securities. We will reimburse HSBC Securities (USA) Inc. for certain expenses in connection with its role in the offer and sale of the securities, and we will pay HSBC Securities (USA) Inc. a fee in connection with its role in the offer and sale of the securities.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the securities.

In addition, HSBC Securities (USA) Inc. or another of its affiliates may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the securities, but is under no obligation to make a market in the securities and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-59 in the prospectus supplement.

We expect that delivery of the securities will be made against payment for the securities on or about the Original Issue Date set forth on page FWP-2 of this document, which is more than three business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities more than three business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

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U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the securities, and therefore significant aspects of the tax treatment of the securities are uncertain as to both the timing and character of any inclusion in income in respect of the securities. Under one approach, a security should be treated as a pre-paid executory contract with respect to the Reference Asset. We intend to treat the securities consistent with this approach. Pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat a security as a pre-paid executory contract with respect to the Reference Asset. Pursuant to this approach and subject to the discussion below regarding “constructive ownership transactions,” we do not intend to report any income or gain with respect to the securities prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the security for more than one year at such time for U.S. federal income tax purposes.

Despite the foregoing, U.S. holders (as defined under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) should be aware that the Internal Revenue Code of 1986, as amended (the “Code”), contains a provision, Section 1260 of the Code, which sets forth rules which are applicable to what it refers to as “constructive ownership transactions.” Due to the manner in which it is drafted, the precise applicability of Section 1260 of the Code to any particular transaction is often uncertain. In general, a “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as shares of the EEM (the “Underlying Shares”)). Under the “constructive ownership” rules, if an investment in the securities is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder in respect of a security will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the security (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the security). Furthermore, unless otherwise established by clear and convincing evidence, the “net underlying long-term capital gain” is treated as zero.

Although the matter is not clear, there exists a risk that an investment in the securities will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of the securities will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of each security linked to the EEM will equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of such a security over (ii) the “net underlying long-term capital gain” such U.S. holder would have had if such U.S. holder had acquired a number of the Underlying Shares at fair market value on the Original Issue Date of such security for an amount equal to the “issue price” of the security and, upon the date of sale, exchange or maturity of the security, sold such Underlying Shares at fair market value (which would reflect the percentage increase in the value of the Underlying Shares over the term of the security). Accordingly, it is possible that all or a portion of any gain on the maturity, sale or exchange of the security after one year could be treated as “Excess Gain” from a “constructive ownership transaction,” which gain would be recharacterized as ordinary income, and subject to an interest charge. U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

We will not attempt to ascertain whether the Reference Asset or any of the entities whose stock is owned by the Reference Asset would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If the Reference Asset or one or more of the entities whose stock is owned by the Reference Asset were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the Reference Asset or the entities whose stock is owned by the Reference Asset and consult your tax advisor regarding the possible consequences to you if the Reference Asset or one or more of the entities whose stock is owned by the Reference Asset is or becomes a PFIC or a USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the securities are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the securities.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury

FWP-17

regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2018. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be “delta-one” instruments, and therefore, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the securities. However, it is possible that the securities could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Asset or the securities, and following such occurrence the securities could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Reference Asset or the securities should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the securities and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

Additionally, the IRS has announced that withholding under the Foreign Account Tax Compliance Act (as discussed in the accompanying prospectus supplement) on payments of gross proceeds from a sale, exchange, redemption or other disposition of the securities will only apply to dispositions after December 31, 2018.

For a discussion of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

FWP-18

TABLE OF CONTENTS

You should only rely on the information contained in this free writing prospectus, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these securities, and these documents are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$   Market Linked Securities—
Leveraged Upside Participation to a
Cap and Fixed Percentage Buffered
Downside

Principal at Risk Securities Linked to
the iShares® MSCI Emerging Markets
ETF

January 9, 2017

FREE WRITING PROSPECTUS

Free Writing Prospectus

General	FWP-4
Additional Terms of the Securities	FWP-5
Investor Suitability	FWP-7
Risk Factors	FWP-8
Illustrative Examples	FWP-13
Description of the Reference Asset	FWP-15
Events of Default and Acceleration	FWP-16
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-16
U.S. Federal Income Tax Considerations	FWP-17

ETF Underlying Supplement
Risk Factors	S-1
Reference Sponsors and Index Funds	S-7
The Energy Select Sector SPDR® Fund	S-8
The Financial Select Sector SPDR® Fund	S-10
The Health Care Select Sector SPDR® Fund	S-12
The iShares® China Large-Cap ETF	S-14
The iShares® Latin America 40 ETF	S-17
The iShares® MSCI Brazil Capped ETF	S-19
The iShares® MSCI EAFE ETF	S-21
The iShares® MSCI Emerging Markets ETF	S-23
The iShares® MSCI Mexico Capped ETF	S-25
The iShares® Transportation Average ETF	S-27
The iShares® U.S. Real Estate ETF	S-28
The Market Vectors® Gold Miners ETF	S-29
The Powershares QQQ Trustsm, Series 1	S-31
The SPDR® Dow Jones Industrial AverageSM ETF Trust	S-34
The SPDR® S&P 500® ETF Trust	S-36
The Vanguard® FTSE Emerging Markets ETF	S-39
The WisdomTree® Japan Hedged Equity Fund	S-42
Additional Terms of the Notes	S-44

Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-8
Description of Notes	S-10
Use of Proceeds and Hedging	S-33
Certain ERISA Considerations	S-34
U.S. Federal Income Tax Considerations	S-37
Supplemental Plan of Distribution (Conflicts of Interest)	S-59

Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	6
Use of Proceeds	7
Description of Debt Securities	8
Description of Preferred Stock	19
Description of Warrants	25
Description of Purchase Contracts	29
Description of Units	32
Book-Entry Procedures	35
Limitations on Issuances in Bearer Form	40
U.S. Federal Income Tax Considerations Relating to Debt Securities	40
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA Matters	55
Legal Opinions	57
Experts	58